Exhibit 99.B(m)(2)(ii)

August 19, 2009

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the ING Partners, Inc. Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable under the Distribution Plan (the “Distribution Plan”) to IFD for ING Index Solution 2055 Portfolio and ING Solution 2055 Portfolio (the “Portfolios”), each a series of the ING Partners, Inc., in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan were 0.15%.  Except as otherwise noted, by this letter, we agree to waive that fee for the period August 19, 2009 through May 1, 2011.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic

Todd Modic
Senior Vice President

Agreed and Accepted:

ING Partners, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC